Exhibit 16(a)(23)(i) – Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration
Statement (Form S-1, No. 333-_____) and related Prospectus of ING Life Insurance and
Annuity Company and to the incorporation by reference therein of our reports dated
March 31, 2010 (except for Note 2, as to which the date is April 5, 2010), with respect to the consolidated financial statements and schedules of ING Life Insurance and Annuity
Company included in its Annual Report (Form 10-K/A) for the year ended December 31,
2009, filed with the Securities and Exchange Commission, included in Part I within the
Prospectus.

/s/ Ernst & Young LLP

Atlanta, Georgia April 28, 2010